Exhibit 3(i).9

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                               DIALOG GROUP, INC.

         Dialog Group, Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBYCERTIFY:

         FIRST: That the Board of Directors of Dialog Group, Inc, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, That the Restated Certificate of Incorporation of this corporation be amended by changing Article 4 thereof so that, as amended said Article shall be and read as follows:

                  "4. The total number of shares of stock which the corporation shall have the authority to issue is 200,000,000 shares of Common Stock and 1,500,000 of Preferred, all of which shall have a par value of $0.001. The Preferred may be issued from time to time in one or more classes or series. The number of shares, their stated value and dividend rate, if any, and their designations, preferences, and relative, participating, optional, or other special rights and any qualifications, limitations, or restrictions thereon shall be fixed by the board of directors for each class or series in the resolutions providing for its issuance."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on July 1, 2004.

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         IN WITNESS WHEREOF, said Dialog Group, Inc. has caused this certificate to be signed by Mark Alan Siegel, its Secretary, this 21st day of May, 2004.

                                             DIALOG GROUP, INC

                                             By /s/ Mark Alan Siegel
                                                --------------------------------
                                                Mark Alan Siegel, Secretary


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